Exhibit 19
Global Insider Trading Policy

Purpose
The U.S. Securities and Exchange Commission (SEC) and other government bodies created rules to prevent unethical use of nonpublic information. This policy outlines the requirements employees must follow to comply with these rules and applicable laws.
Scope
This policy applies to all Medtronic employees and members of the Board of Directors.
Policy Statement (Details)
1.BACKGROUND
Summary
The federal securities laws prohibit any employee of Medtronic plc or its subsidiaries (collectively, the “Company”) or any member of its Board of Directors from purchasing or selling securities on the basis of material nonpublic information about the Company and other companies that may have transactions or business relationships with the Company, and from tipping material nonpublic information to others. These laws impose severe sanctions, including the possibility of significant prison sentences, on individuals who violate them.
This insider trading policy is being adopted with the goal of helping:
•to prevent inadvertent violations of the insider trading laws;
•to avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•to protect the Company from controlling person liability; and
•to protect the reputation of the Company, its Directors and its employees.
What Type of Information Is “Material”?
Information about the Company is considered material if a reasonable shareholder would consider the information important in making a decision to buy, hold or sell the Company’s securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. It is not possible to define all categories of material information, but information about any of the following subjects, including where applicable that the Company has plans or is in discussions with respect to any of these subjects, are examples of the type of information which is likely to be considered material:
•the Company’s revenues or earnings;
•a significant merger or acquisition involving the Company;
•information concerning upcoming FDA actions or other significant legal or regulatory developments, including significant clinical trial results or a significant product recall;
•a change in control or a significant change in management of the Company;
•the purchase or sale by the Company of a significant amount of its securities;
•a change in the Company’s dividend or securities repurchase policies;
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•a stock split;
•a default on outstanding debt of the Company or a bankruptcy filing;
•a significant product release, a significant development, invention or discovery, or significant legal or regulatory developments that affect the Company, including its intellectual property rights;
•significant licensing or collaboration discussions or agreements;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property, devices or information, whether at its facilities or through its information technology infrastructure; or
•a conclusion by the Company or a notification from its auditors that any of the Company’s previously issued financial statements should no longer be relied upon; or
•a change in the Company’s auditors.
The above list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.
When Is Information “Nonpublic”?
Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally. Information will generally be considered nonpublic unless (1) the information has been disclosed in a press release, in a public filing made with the Securities and Exchange Commission (such as a Report on Form 10-K, Form 10-Q, or Form 8-K), on the Company’s Investor Relations website, or through a news wire service or broadly accessible news outlet, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be disseminated within the marketplace, which will generally be upon the completion of one full trading day after the public disclosure. For example, if information is disclosed after-market on a Thursday, it would be considered broadly disseminated by the close of regular trading on Friday.
What are “Securities”?
The policy applies to transactions in Company common stock, options to purchase common stock, or any other type of securities issued by the Company, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. This policy also applies to transactions in the securities of companies (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, and (2) that are involved in a potential transaction or business relationship with Company.
2.DEFINITIONS
As used in this policy, the following terms have the meanings specified below:
“Covered Persons” means:
•all employees:
•all Directors;
•all family members of Directors and employees who share the same address as, or are financially dependent upon, the Director or employee and any other person who shares the same address as the Director or employee (other than (1) an employee or tenant of the Director or employee or (2) another unrelated person whom the General Counsel, Corporate Secretary, an Assistant Secretary or another individual designated by the General Counsel or Corporate Secretary (each,
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a member of the Corporate Secretary’s office) determines should not be covered by this policy); and
•all corporations, partnerships, trusts or other entities (other than the Company) controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
“Designated Employees” has the meaning given to such term in Section 4.
“Director” means a member of the Board of Directors of Medtronic plc.
“Executive Committee Members” means employees of the Company who report to the Chief Executive Officer of the Company.
“Pre-Clearance Person” has the meaning given to such term in Section 5.
“Section 16 Officers” means employees of the Company subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).
“Trading Plan” has the meaning given to such term in Section 6.
3.GENERAL PROHIBITIONS
Prohibitions While Aware of Material Nonpublic Information
Except as explicitly provided in Section 6, no Covered Person may:
•purchase, sell or donate any securities of the Company (or recommend to another person or entity that they do so) while aware of any material nonpublic information concerning the Company;
•disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
•purchase, sell or donate any securities of another company (or recommend to another person or entity that they do so) while aware of any material nonpublic information concerning such other company which the person or entity subject to this policy learned in the course of their service as a Director or employee of the Company; or
•disclose to any other person any material nonpublic information concerning another company (which the person or entity subject to this policy learned in the course of their service as a Director or employee of the Company) if such person may misuse that information, such as by purchasing or selling that company’s securities or tipping that information to others.
Prohibitions on Short Sales and Derivative Transactions
No Covered Person may:
•engage in short sales of Company securities, including short sales “against the box”; or
•engage in purchases or sales of puts, calls or other derivative securities based on the Company’s securities.
Pledges, and Hedges
No Director or Section 16 Officer may (i) purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan, or (ii) enter into hedging or monetization transactions or similar arrangements with respect to Company securities. The Company cautions and advises all other Covered Persons to seek their own legal counsel
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in connection with purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan, or (ii) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.
Reminder of Obligations After Cessation of Service
If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information, the applicable prohibitions shall continue to apply to such person until that information has become public or is no longer material.
4.TRADING PROHIBITIONS DURING RESTRICTED PERIODS
Quarterly Restricted Periods
Except as explicitly provided in this policy, no person or entity listed below may purchase, sell or donate any securities of the Company during the period beginning the second Monday prior to the end of each fiscal quarter and ending upon the completion of one full trading day after the public announcement of earnings for such quarter (a “quarterly restricted period”).
Persons Covered by Quarterly Restrictions
The quarterly restricted period prohibitions apply to:
•all Directors;
•all Section 16 Officers, Executive Committee Members and employees who report to Executive Committee Members;
•such other employees as are designated from time to time by a member of the Corporate Secretary’s office as being subject to quarterly restricted period prohibitions (together with Section 16 Officer, Executive Committee Members and employees who report to Executive Committee Members, the “Designated Employees”);
•all family members of Directors and Designated Employees who share the same address as, or are financially dependent on, the Director or Designated Employee and any other person who shares the same address as the Director or Designated Employee (other than (1) an employee or tenant of the Director or Designated Employee or (2) another unrelated person whom a member of the Corporate Secretary’s office determines should not be covered by this policy); and
•all corporations, partnerships, trusts or other entities (other than the Company) controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
Corporate News Restricted Periods
The Company may from time to time notify Directors and other employees that an additional restricted period (a “corporate news restricted period”) is in effect in view of significant events or developments involving the Company. In such event, except as explicitly provided in this policy, no such individual may purchase, sell or donate any securities of the Company during such corporate news restricted period or inform anyone else that a corporate news restricted period is in effect. (In this policy, quarterly restricted periods and corporate news restricted periods are each referred to as a “restricted period”.)
5.PRECLEARANCE BY DIRECTORS AND SECTION 16 OFFICERS
Notice and Pre-Clearance of Transactions
Pre-Transaction Clearance
No Director or Section 16 Officer (a “Pre-Clearance Person”) may purchase, sell, donate or otherwise acquire or dispose of securities of the Company (other than in a transaction that is excepted from this
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policy under Section 6), or adopt, modify, or terminate any Trading Plan, unless such person pre-clears the transaction or plan with a member of the Corporate Secretary’s office.
A request for pre-clearance shall be made in accordance with the procedures established by the Corporate Secretary. A member of the Corporate Secretary’s office shall have sole discretion to decide whether to clear any contemplated transaction or plan. (The Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel if the General Counsel is a Section 16 Officer.)
All trades and plans that are pre- cleared must be effected (or adopted, amended, or terminated) within four business days of receipt of the pre-clearance unless a specific exception has been granted by a member of the Corporate Secretary’s office. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected or a plan that has not been adopted, amended, or terminated during the four business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a restricted period before the transaction is effected, the transaction may not be completed.
Post-Transaction Notice
Each Pre-Clearance Person shall also ensure that a member of the Corporate Secretary’s office receives immediate notice of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, and of the entry into, modification, or early termination of any plan that contemplates future transaction in Company securities. Such notification must be in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
Deemed Time of a Transaction
For purposes of these notification obligations, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, when the trade is executed, not when it settles).
6.EXCEPTIONS
The prohibitions in Sections 3 and 4 on purchases, sales and donations of Company securities do not apply to:
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of material nonpublic information or, in the case of someone who is subject to a restricted period prohibition, during a restricted period;
•acquisitions or dispositions of Company common stock under the Company’s 401(k), employee stock purchase plan, individual account plan or dividend reinvestment plan which are made pursuant to standing instructions not entered into or modified while the employee or Director is aware of material nonpublic information or, in the case of someone who is subject to restricted period prohibition, during a restricted period;
•other purchases of securities directly from the Company or sales of securities directly to the Company; or
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•transactions made pursuant to a binding contract, written plan or specific instruction (a “Trading Plan”) which is adopted and operated in compliance with Rule 10b5-1; provided such Trading Plan complies with the Company’s Rule 10b5-1 Plan Guidelines included at the end of this policy.
The prohibitions in Sections 3 and 4 on donations of Company securities do not apply to bona fide gifts to family members or family trusts who are also subject to this policy under Section 3.
7.PENALTIES FOR VIOLATION
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment for cause.
8.OTHER MATTERS
Regulation BTR
If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and Section 16 Officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a Director or officer of the Company, except as permitted by Regulation BTR.
Limitation of Liability
None of the Company, the Chief Financial Officer, the General Counsel, members of the Corporate Secretary’s office or the Company’s other employees will have any liability for any action taken or inaction in connection with the administration of this insider trading policy. Notwithstanding any pre-clearance of a transaction described in Section 5 or review of a Trading Plan described in Section 6, none of the Company, the Chief Financial Officer, the General Counsel, members of the Corporate Secretary’s office or the Company’s other employees assumes any liability for the legality or consequences of such transaction or Trading Plan to the person engaging in or adopting such transaction or Trading Plan.
Administration
The General Counsel is generally responsible for the administration of this policy, which includes authority to interpret and construe this policy and make determinations in connection with such administration. The General Counsel may select others to assist in such administration.
Questions
Questions regarding this policy should be directed to a member of the Corporate Secretary’s office.

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Rule 10b5-1 Guidelines
MEDTRONIC PLC
RULE 10b5-1 PLAN GUIDELINES

Rule 10b5-1 of the Securities and Exchange Act of 1934 provides a defense from insider trading liability for an insider of a publicly traded company (each a “Trading Individual”) who, at a time when they are not in possession of material nonpublic information (“MNPI”) and are not subject to any restricted period, sets up a plan or instruction to buy or sell stock that specifies in advance the amount, pricing and timing of transactions, or delegates discretion on these matters to an independent third party. The following guidelines have been adopted by Medtronic plc (the “Company”) to provide guidance on adopting and using trading plans under Rule 10b5-1 (each, a “10b5-1 Plan”) and apply to any Medtronic employee or director desiring to enter into a 10b5-1 Plan for Company securities.
The 10b5-1 Plan
•All 10b5-1 Plans must be in writing.
•Once a 10b5-1 Plan is adopted, a Trading Individual must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The 10b5-1 Plan must either specify in advance the amount, pricing and timing of transactions, establish in advance a formula or algorithm for determining the amount, price and timing of transactions, or delegate discretion on these matters to an independent third party who is not aware of MNPI when effecting purchases or sales.
•A Trading Individual must submit and receive approval from the Corporate Secretary or Assistant Secretary (or his/her delegate) of a proposed Rule 10b5-1 Plan prior to adopting a 10b5-1 Plan or making any modification to an existing 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
•10b5-1 Plans should be for a minimum term of 6 months and include a specified expiration date, with a maximum term of two years.
•Single transaction trading plans are strongly discouraged, and in no event may more than one single transaction plan be adopted in any 12-month period.
•Overlapping plans are not allowed, provided that Trading Individuals may enter into a “sell-to-cover” plan with respect to tax obligations that arise from the vesting of compensatory equity awards (but not the exercise of stock options) in addition to a traditional 10b5-1 Plan.
•New and modified Rule 10b5-1 Plans must reflect a “cooling off” period before the first trade thereunder:
oFor directors and Section 16 officers, the first trade under a new or modified 10b5-1 Plan cannot occur until the later of (i) 90 days or (ii) or two business days after the filing of the next 10-K or 10-Q, but in any case, not longer than 120 days following the date of adoption of the 10b5-1 Plan or modification of the 10b5-1 Plan.
oFor persons other than directors or Section 16 officers, the first trade under a new or modified 10b5-1 Plan may not occur until 30 calendar days after the date of adoption of the 10b5-1 Plan or modification of the 10b-51 Plan.
•Trading plans must comply in all respects with the Company’s Global Insider Trading Policy and any other applicable Company policies.
•The 10b5-1 Plan must permit the Company to suspend trading for any Trading Individual who holds shares subject to an underwriting lockup, for the duration of such lockup.
The Trading Individual
•The Trading Individual may only adopt, modify or direct early termination of a 10b5-1 Plan at a time when he or she:
ois not in possession of MNPI regarding the Company or its securities; and
ois not subject to any restricted period under the Company’s Global Insider Trading Policy.
•Directors and Section 16 officers must certify to the Company (either as part of the 10b5-1 Plan or by separate document) that (i) such individual is not in possession of MNPI at the time of entrance into
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or modification of the 10b5-1 Plan and (ii) such individual is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.
•When adopting, modifying, terminating earlier than the previously established expiration date or taking other action with respect to a 10b5-1 Plan, the Trading Individual must take any such action in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act. Therefore, although Trading Individuals are not prohibited from modifying or terminating existing Rule 10b5-1 Plans, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•The Trading Individual should be aware that the Company will disclose the adoption, modification and termination of any 10b5-1 Plans by directors and Section 16 officers in its annual reports on Form 10-K and quarterly reports on Form 10-Q.
•The Trading Individual must agree to cooperate with the Company in any reporting and publicizing of the trading plan.
•Adoption of a trading plan does not preclude trading outside of the 10b5-1 Plan that otherwise is in accordance with the Company’s Global Insider Trading Policy. However:
oTrading Individuals may not enter into or alter corresponding transactions or positions, including hedging transactions, that reduce or eliminate the economic consequences of the transactions under the Rule 10b5-1 Plan.
oTrading Individuals may not engage in transactions outside of the 10b5-1 Plan if such transactions would affect the number of shares that can be sold under the 10b5-1 Plan (e.g., for Trading Individuals subject to Rule 144, an outside-the-plan transaction cannot reduce the pre-established volume of shares that can be sold under the 10b5-1 Plan).
oAny Trading Individual who is a director or officer is cautioned to ensure that any trading outside of a 10b5-1 Plan does not create short swing profits with respect to potential transactions under the 10b5-1 Plan (i.e., if sales may occur under the 10b5-1 Plan, the Trading Person would generally want to avoid any purchases outside of the 10b5-1 Plan to avoid potential short swing profits if the purchase is at a lower price than any sale made within 6 months of the purchase).

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